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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


AdvanceRx.com
Advance Paradigm Data Services, Inc.
Advance Paradigm Clinical Services, Inc.
Innovative Medical Research, Inc.
Baumel-Eisner Neuromedical Institute
Foundation Health Pharmaceutical Services, Inc.